Exhibit 1.1

Execution Copy

[Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and are subject to a confidential treatment request.  Copies of this exhibit containing the omitted information have been filed separately with the Securities and Exchange Commission.  The omitted portions of this document are parted with a ***.]

AMENDED AND RESTATED

DELTA CONNECTION

AGREEMENT

This Amended and Restated Delta Connection Agreement (this “Agreement”), dated and effective at 12:01 AM on the 8th day of September, 2005 (the “Effective Date”), is between Delta Air Lines, Inc., whose principal address is 1030 Delta Boulevard, Atlanta, Georgia 30320 (“Delta”) and SkyWest Airlines, Inc. (“SKYW” or “Operator”), whose principal address is 444 South River Road, St. George, Utah 84790.

WHEREAS, Delta and SKYW are parties to that certain Delta Connection Agreement, dated as of July 1, 1990, as amended from time to time (the “Original Delta Connection Agreement”); and

WHEREAS, Delta offers scheduled air transportation services through regional aircraft operators currently operating as “Delta Connection” (“Delta Connection Program”); and

WHEREAS, SKYW desires for Delta to perform and provide various marketing, schedule and fare related, and other services for SKYW in connection with the Delta Connection Program; and

WHEREAS, Delta is willing to perform and provide various marketing, schedule and fare related, and other services for SKYW in connection with the Delta Connection Program; and

WHEREAS, this Agreement will enhance the ability of SKYW and Delta to serve the public and the communities that they serve or may choose to serve; and

WHEREAS, the parties desire to amend and restate the Original Delta Connection Agreement in its entirety; and

WHEREAS, SKYW is a wholly-owned subsidiary of SkyWest, Inc. (“SI”); and

WHEREAS, pursuant to the terms of that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of August 15, 2005, by and among SI, Delta and ASA Holdings, Inc., concurrently with the execution of this Agreement, Atlantic Southeast Airlines, Inc. (“ASA”) will become a wholly-owned subsidiary of SI (the “ASA Acquisition”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Delta and ASA, as a wholly-owned subsidiary of SI, are amending and restating the Amended and Restated Delta Connection Agreement between Delta and ASA dated as of January 1, 2003, as amended from time to time, pursuant to which ASA will operate as a Delta Connection Carrier (the “ASA Delta Connection Agreement”); and

WHEREAS, SI will guaranty the obligations of SKYW as provided herein pursuant to the terms and conditions set forth in that certain Guaranty Agreement of even date herewith delivered by SI to Delta (the “Guaranty Agreement”) in connection herewith.

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Delta and SKYW, intending to be legally bound, hereby amend and restate the Original Delta Connection Agreement in its entirety, effective as of the Effective Date, as follows:

ARTICLE 1.  FARES AND RULES PUBLICATION.

A.            Delta Connection Program and Appointment of Delta as Agent.  Subject to Section 1(B) below, SKYW hereby appoints Delta as SKYW’s agent to publish its fares, schedules and related information under Delta’s two letter flight designator code in city pairs specified by Delta on the (i) [***] aircraft set forth on Exhibit A attached hereto under the heading “Current Aircraft,” (ii) any aircraft subject to the ASA Delta Connection Agreement that ASA subsequently designates as an “Aircraft” (as defined below) in accordance with the terms and conditions of the ASA Delta Connection Agreement (“ASA Aircraft”) and becomes subject to this Agreement and (iii) any other aircraft subsequently agreed by the parties to be operated by SKYW (“Other Aircraft,” and collectively with Current Aircraft and ASA Aircraft, the “Aircraft”), and Delta hereby accepts such appointment.  Delta hereby grants SKYW the authority to operate as a Delta Connection Carrier, and SKYW hereby accepts such grant, to conduct air transportation operating the Aircraft utilizing certain services together with certain trademarks and service marks owned by Delta or which Delta has the right to use, all as provided herein.

B.            Aircraft Rent/Ownership Costs.  Prior to any aircraft other than a Current Aircraft becoming an Aircraft under the terms and scope of this Agreement, Delta shall have the right to approve the “Aircraft Rent/Ownership Cost” (as defined herein) with respect to such aircraft, such approval not to be unreasonably withheld or delayed.

Subject to the prior written consent of Delta, which shall not be unreasonably withheld or delayed, SKYW may designate and transfer, from time to time, upon the prior written consent of ASA, any Aircraft as an aircraft subject to the ASA Delta Connection Agreement to be operated thereafter by ASA pursuant to the terms and conditions thereof; provided that any such designation and transfer does not (i) create an undue burden on Delta, (ii) interfere with Delta’s performance requirements or schedule of published flights, or (iii) otherwise increase the cost to Delta hereunder and under the ASA Delta Connection Agreement, in the aggregate.  Further, subject to the prior written consent of Delta, which shall not to be unreasonably withheld or delayed, and the satisfaction of the conditions set forth in the ASA Delta Connection Agreement, SKYW, with the prior written consent of ASA, may designate and cause ASA to transfer an ASA Aircraft as an Aircraft hereunder; provided, however, that any such designation and transfer does not create an undue burden on Delta, interfere with Delta’s performance requirements or schedule of published flights, or otherwise increase the cost to Delta hereunder and under the ASA Delta Connection Agreement, in the aggregate.  If one or more Aircraft is removed from the scope of this Agreement as provided herein or one or more aircraft are added to this Agreement pursuant to the terms of the ASA Delta Connection Agreement and this Agreement, Exhibit A and Exhibit B attached hereto shall be modified and amended to account for such aircraft removal or addition, as the case may be, subject to the mutual satisfaction of the parties hereto.

C.            Fares, Rules and Seat Inventory.  Delta, in its sole discretion, shall establish and publish all fares and related tariff rules for all seats, cargo and freight on the Aircraft, including fares and rules for local traffic in the city pairs served by such Aircraft.  In addition, Delta will control all seat inventory and revenue management decisions for the Aircraft.

D.            Schedules Publication.  Delta, in its sole discretion, shall establish and publish all schedules for the Aircraft, including city-pairs served, frequencies, and timing of scheduled departures.  Where practical, Delta will collaborate with SKYW to determine mutually optimal schedules.  SKYW shall operate the Aircraft in the city pairs designated by Delta, subject to the frequency, scheduling and other requirements established by Delta from time to time.  In addition, it is agreed and understood that Delta may utilize and schedule any of the Aircraft to perform various charter operations on behalf of Delta as can be reasonably accommodated by SKYW.

Delta will notify SKYW of schedule times, frequencies and related information for the Aircraft as sufficiently in advance of the schedule publication date so that the information can be properly disseminated to SKYW for pilot and flight attendant staffing, and related operational requirements.

ARTICLE 2.  EXCLUSIVITY.

A.            SKYW agrees that, except as otherwise directed or approved in writing by Delta, in Delta’s sole discretion, (i) the Aircraft may be used only to provide the air services contemplated by this Agreement (the “Delta Connection Flights”) and (ii) the Aircraft may not be used by SKYW for any other purpose including, without limitation, flying for any other airline, providing charter services other than pursuant to Section 1(D) hereof, or on SKYW’s own account.

B.            [***].

C.            [***].

D.            Neither SKYW, nor any affiliate of SKYW, shall use any of the services, facilities or equipment provided by Delta, or an affiliate of Delta, to SKYW in connection with the Aircraft or the Delta Connection Flights outside the scope of this Agreement without the prior written consent of Delta.  With respect to any ancillary facilities or equipment used by SKYW, or an affiliate of SKYW, in connection with providing the services contemplated by this Agreement, such use for the benefit of Delta shall have priority over any other use contemplated by SKYW, or any affiliate of SKYW. With respect to facilities or equipment owned, leased or otherwise used by SKYW, Delta shall have the right to designate from time to time which property shall be used to carry out SKYW’s obligations under this Agreement; provided, however, that such request does not conflict with any other contractual obligation of SKYW then applicable.

ARTICLE 3.  COMPENSATION.

A.            Compensation.

In exchange for the flying and operation of the Aircraft, Delta shall pay SKYW [***] of the “Base Rate Costs” and the “Pass Through Costs” (each as such term is defined below, and collectively, the “Direct Costs”) in each case, as relates to the operation of the Delta Connection Flights and as provided for in this Agreement. It is understood that Direct Costs shall be based on market based, direct operating costs and generally accepted accounting principles (“GAAP”), but specifically shall exclude any pre-paid expenses except as expressly provided herein.

(i)            The “Base Rate Costs” shall include all direct operating costs recorded in accordance with GAAP (but specifically excluding any prepayments except as expressly provided in this Agreement and any accruals for reserve items relating to pending or threatened litigation, regulatory claims, undetermined labor rates or any other reserve item not regularly made in Operator’s ordinary course of business) based upon (a) the model attached hereto as Exhibit B (as modified from time to time), and (b) a minimum utilization of the Aircraft of an average of [***] block hours per day (measured on a monthly average of all of the in-revenue service Aircraft during such month) (the “Minimum Utilization Average”).  If the actual utilization average is less than the Minimum Utilization Average for more than [***] consecutive months, then the Base Rate Costs shall be subject to adjustment based on the actual utilization average.  SKYW covenants and agrees that with respect to any direct operating costs only a portion of which are allocated as Base Rate Costs hereunder, such allocation shall not be made in a manner that is economically disadvantageous to Delta vis-a-vis SKYW or any other codeshare partner of SKYW to whom such direct operating costs are also allocated.

At all times during the Term, Operator shall use its best efforts to reduce its Base Rate Costs and achieve profitability improvement targets established by Delta from time to time to reduce Operator’s Direct Costs.

(ii)           The “Pass Through Costs” shall include the following variable costs for which Delta shall bear the risk of price and volume fluctuations; provided that such costs shall be reconciled on a monthly basis to reflect the actual costs incurred by Operator:

[***]

Notwithstanding the foregoing, Pass Through Costs shall not include any late payment charges, penalties and/or fees which SKYW incurs in connection with the payment of the expenses listed above, except to the extent such late payment charges, penalties and/or fees is attributable to any action or omission principally caused by Delta or an affiliate of Delta.

At all times during the Term, Operator shall use best efforts to control and reduce its Pass Through Costs.  [***]

B.            Non-Reimbursable Costs.

The parties hereby acknowledge and agree that Operator shall be solely responsible and Delta shall not be responsible, nor reimburse Operator, for any of the following costs:

(1)           any and all FAA, DOT or any other government agency fines administered or levied against Operator due to any action or omission not principally caused by Delta or an affiliate of Delta; and

(2)           Passenger amenities costs and other interrupted trip expenses, including, without limitation denied boarding compensation, food and lodging expenses and other transportation costs incurred by Operator due to any action or omission principally caused by Operator or an affiliate of Operator.

C.            Delta Costs.

The parties acknowledge and agree that the following costs related to SKYW’s services hereunder shall be paid directly by Delta and shall not be included in the Direct Costs:

[***]

D.            Block Hour Payment.

In addition to the payment by Delta of Direct Costs, Delta shall pay Operator an amount equal to [***] per block hour, subject to an annual escalation of [***] (“Block Hour Payment”).

E.             Accounting Provisions.

Delta shall retain all revenues (including, without limitation, passenger, cargo, mail, food, beverage and duty-free services or any other revenue including, without limitation, any guaranteed or incentive payments from airport, local or municipal authorities in connection with scheduling flights to such airport or locality or any federal funds payments) in connection with the operation of the Delta Connection Flights.  Operator shall promptly remit to Delta all monies with respect to all airline ticket sales, on-board sales, baggage charges, passenger charges, cargo sales and all other revenue collected by SKYW or any agent or employee of SKYW in connection with the operation of the Aircraft (including credit card transactions).

On the [***] day of each month (or if not a business day, on the following business day) Delta will advance to SKYW via wire transfer [***] of the estimated monthly Direct Costs and Block Hour Payment (each, a “Provisioning Payment”).  SKYW shall calculate the amount of the advance, using projected fuel costs, estimated number of weekly revenue block hours, departures and passengers based on the most recent Delta schedule for the Delta Connection Flights and assuming SKYW’s actual completion rate will be equal to [***], and SKYW shall submit a written invoice (together with the estimates and calculation referenced in the prior sentence) to Delta no later than the [***] day of the preceding month (or if not a business day, on the following business day).  Delta shall be entitled to review and verify SKYW’s invoice and accompanying estimates and calculations prior to making any advance payment pursuant to this paragraph; provided, however, any such review or payment by Delta shall not be deemed as Delta’s final approval of SKYW’s invoice and accompanying estimates and calculations, and such information shall still be subject to potential audit and reconciliation pursuant to this Article 3; provided, further, Delta’s review of any invoice and accompanying estimates and calculations shall not extend beyond the due date of the first payment for the month at issue.

Nothing in this Agreement shall relieve Delta or Operator of any of their respective obligations under the Original Delta Connection Agreement arising prior to the Effective Date.  [***]

Within [***] days following the end of each month and upon the termination of this Agreement, SKYW will reconcile the actual Direct Costs and Block Hour Payment earned by SKYW for the Delta Connection Flights and the final operating results of, and actual revenue block hours flown by, SKYW with the Provisioning Payments made as described above and submit a final written invoice (together with the relevant data with respect to the actual Base Rate Costs and Block Hour Payment earned and final actual operating results) to Delta; provided, however, that for the month of the Term that includes the Effective Date, such reconciliation shall include the reconciliation of amounts paid as described in the immediately preceding paragraph. Within [***] business days of receipt of such invoice, Delta will review and verify such final invoice and data, and Delta or Operator, as the case may be, shall pay, via wire transfer, to an account designated by the other party, monies equal to the agreed to reconciled amount.  Delta shall be entitled to review and verify SKYW’s final written invoice (together with the relevant data with respect to the actual Base Rate Costs and Block Hour Payment earned and final actual operating results); provided, however, any such review or payment shall still be subject to potential audit and reconciliation pursuant to this Article 3.  With respect to a reconciliation upon a termination of this Agreement that is not effective at the end of a calendar year, Direct Costs which are paid on an annual basis shall be allocated on a pro rata basis assuming a [***] day calendar year.  Further, with respect to Pass Through Costs associated with engine maintenance and overhauls, upon termination of this Agreement, such Pass Through Costs shall be calculated by multiplying the number of engine block hours flown since the last engine overhaul by an engine block hour rate reasonably determined, in good faith, by the parties.  Upon such calculation, Delta shall, at its sole option, either (i) pay such calculated amount to SKYW as part of the final reconciliation, (ii) perform (or have a third party perform) the requisite engine maintenance or overhauls or (iii) a combination of (i) and (ii).

Notwithstanding anything herein to the contrary, if SKYW is unable to operate any of the Aircraft, or any of the Delta Connection Flights, due to a strike, labor dispute, work stoppage or similar event or any other event; provided in each such case that such event is substantially within the control of, or caused by, some action or inaction of SKYW or an affiliate of SKYW or relates to the Aircraft, Delta shall not be obligated to pay SKYW any Direct Costs, Block Hour Payment, or any other amounts, in connection with such non-operated Aircraft and Delta

Connection Flights.  However, if SKYW is unable to operate any of the Aircraft, or any of the Delta Connection Flights, due to a strike, labor dispute, work stoppage, or similar event or any other event, that is substantially within the control of, or caused by, some action or inaction of Delta or an affiliate of Delta, Delta shall be obligated to pay SKYW Direct Costs and Block Hour Payments based on the Minimum Utilization Average.  If SKYW is unable to operate any of the Aircraft, or any of the Delta Connection Flights, due to an event that is not substantially within the control of, or caused by, some action or inaction of either SKYW or Delta, Delta shall be obligated to pay SKYW’s Fixed Costs on Exhibit B attached hereto, as well as crew costs (provided SKYW shall use best efforts to mitigate and minimize such crew costs in a commercially reasonable manner), Aircraft Rent/Ownership Costs, hull insurance, property taxes and heavy inspection costs for maintenance already in process prior to any such event, but not any other variable costs or Block Hour Payment with respect to such non-operated Aircraft and Delta Connection Flights during the period that SKYW is unable to operate such Aircraft or the Delta Connection Flights.

F.             Audit of Costs, Operations and Service Levels.

Operator shall maintain complete and accurate books and records to support and document all revenues, costs and expenses related to the Aircraft and its Delta Connection Program operations hereunder in accordance with GAAP.  Delta’s in-house finance staff and any independent consultants selected by Delta shall be entitled, following reasonable notice to Operator, to audit and inspect Operator’s books and records with respect to services provided hereunder, the service levels achieved, and the determination of charges due pursuant to this Agreement for the purpose of (i) prospectively adjusting the Base Rate Costs in connection with any annual review pursuant to Section 3(G) hereof or (ii) auditing Direct Costs or Block Hour Payment due or paid hereunder.  Any such audit will be conducted during regular business hours and be paid for by Delta unless such audit determines that Operator owes Delta in excess of $[***], then Operator shall pay Delta the costs and expenses incurred by Delta in connection with such audit.

G.            Rate Setting.  The parties agree that on or after [***], 2010, but in no event later than [***], 2010 (and each 5 years thereafter on the same applicable dates), the parties shall reset the Base Rate Costs to reflect Operator’s actual Base Rate Costs for 2010 (and each 5th year thereafter) and amend Exhibit B.  In the event that the parties are unable to agree on the reset Base Rate Costs, the parties further agree that (i) at the request of either party, and at the expense of the requesting party, the parties shall engage a mutually agreed independent consultant, to determine the reset Base Rate Costs. Any such determination by the independent consultant shall be binding on and implemented by the parties.  Until the parties are able to agree upon the reset Base Rate Costs to be set forth in Exhibit B (or such are determined by the independent consultant), the Base Rate Costs of the year immediately prior to the reset year shall govern until such time as the parties agree upon the reset Base Rate Costs.  Upon agreement, the reset Base Rate Costs and the provisions of Exhibit B as so amended shall be applied retroactively to the beginning of the reset period for which the amendment applies.  The Base Rate Costs will apply for all Delta Connection Flights during the year applicable to such Base Rate Costs, and Operator will bear any risks of additional expenses not reflected therein.  Operator will use its best efforts to minimize its costs to operate the Aircraft in accordance with this Agreement, and Operator and

Delta each agree to notify the other as soon as reasonably practicable of any anticipated or potentially substantial change of cost or operational performance.

H.            Right of Set-off.  Delta may offset against the next scheduled payment(s) to be made pursuant to Section 3(E) above (i) the undisputed amount of any payment that SKYW or an affiliate of SKYW owes to Delta or an affiliate of Delta but has not made when due or (ii) if SI fails to deposit the applicable Deposit Amount (as defined in Schedule 2.01 of the Purchase Agreement), on any Deposit Date (as defined in Schedule 2.01 of the Purchase Agreement) an amount up to the applicable Deposit Amount and (iii) if SI fails to pay the Top-Up Amount (as defined in Schedule 2.01 of the Purchase Agreement) when due and payable, an amount up to the Top-Up Amount. SKYW may offset against a payment due Delta pursuant to Section 3(E) above the undisputed amount of any payment that Delta or an affiliate of Delta owes to SKYW or an affiliate of SKYW but has not made when due.  If a party makes a corrective payment after the other party has exercised its right of offset with respect to such corrective payment, such offset shall be reversed in the next scheduled payment from the other party to such party having made the corrective payment.

I.              Pro Rate Resolution. [***]

ARTICLE 4. TICKETING SERVICES; SIGNAGE; FACILITIES; SLOTS AND ROUTES.

A.            Ticketing Services.  Either Delta or Operator will provide primary airport ticketing services in connection with the Delta Connection Flights, and, if applicable, the other party will provide supplemental ticketing services for the Delta Connection Flights at Delta’s airport ticketing locations and will use Delta ticket stock for such purposes.

B.            Signage.  Unless otherwise agreed by the parties, Delta will design, provide and pay for appropriate airport and other signage installed after the Effective Date to reflect the Delta Connection Flights and the relationship between SKYW and Delta.  The nature and type of such signage will be in the sole discretion of Delta, subject to any airport, governmental or quasi-governmental restrictions or requirements.  Delta will be responsible for installing and maintaining all such signage, but the parties will mutually determine which party will obtain any necessary formal or informal approvals from appropriate airport or other authorities to install such signage.  The parties will fully cooperate with each other in all endeavors relating to such signage and any necessary approvals.

C.            Facilities.

(1)           In connection with the Delta Connection Flights, SKYW shall use the gates and facilities designated by Delta from time to time at the locations in which SKYW operates such Delta Connection Flights, and, except for gates and facilities used by SKYW for both Delta Connection Flights and its United Express service as of the Effective Date, no other use of such gates and other facilities by SKYW or parties other than Delta or Delta’s designee shall be allowed without Delta’s express written consent.

(2)           Delta may, at its option, elect to enter into a lease, sublease, permit, license or other agreement in lieu of SKYW entering into such agreement for any facilities to be used by SKYW at any new or existing city to be served by SKYW pursuant to this Agreement, and in the event Delta exercises this option (i) Delta shall enter into a lease, sublease, permit, license or other agreement with the lessor of such facilities, (ii) SKYW shall utilize such facilities pursuant to a sublease, license agreement, permit, facilities use agreement or ground handling agreement with Delta as Delta elects, (iii) at Delta’s option, the sublease, license agreement, permit, facilities use agreement or ground handling agreement shall terminate when SKYW ceases to operate Delta Connection Flights at the airport and as otherwise provided in such agreement, sublease or permit, and (iv) Delta shall enter into agreements for facilities which are reasonably suitable for SKYW’s operational needs. Delta’s right to designate gates and other facilities to be used by SKYW in connection with providing Delta Connection Flights shall include the right at each airport, in Delta’s discretion, to either: (a) provide for use of some or all of the needed facilities to SKYW through mutually acceptable subleases, license agreements, permits, facilities use agreements or ground handling agreements; or (b) require SKYW to obtain use of such facilities from the airport operator or other lessors.  If for any reason Delta fails to provide such facilities, such failure shall not be deemed a breach hereof and SKYW shall be obligated to secure such facilities.  Delta and SKYW agree that Delta may relocate SKYW to comparable facilities at the service locations; provided that Delta pays SKYW’s reasonable relocation expenses.

(3)           [***]

(4)           Delta shall have the right from time to time to direct SKYW to handle or allow Delta to handle other carriers designated by Delta at airport facilities used by SKYW in connection with SKYW’s operation of Delta Connection Flights; provided that in the event SKYW handles such other carrier, the cost for providing such services shall be the then fair market value for such services subject to any applicable lease limitations on such charges.

(5)           Provided that at time of any proposed assignment, transfer, sublease, alteration, amended, modification or termination of a “Delta Connection Gate Lease” as defined below such Delta Connection Gate Lease is then used by SKYW in connection with Delta Connection Flights, SKYW shall not assign, transfer, sublease or materially alter, amend, or modify or terminate any Facilities Lease, any other lease, sublease, permit, license and other use agreement of airport facilities being used in connection with Delta Connection Flights, or any master lease superior thereto (each a “Delta Connection Gate Lease” and collectively, the “Delta Connection Gate Leases”) to which it is a party without the prior written consent of Delta.

(6)           At any location in which SKYW is the signatory carrier of the applicable Delta Connection Gate Lease, SKYW shall vote as directed in writing by Delta on any matters submitted to the signatory carriers for a vote.

D.            Slots and Route Authorities.  [***]

ARTICLE 5.  CUSTOMER SERVICES.

A.            Operator will handle all customer related services in connection with the Delta Connection Flights in a professional, businesslike and courteous manner.  In order to insure a high level of customer satisfaction for the Delta Connection Flights, Operator will (i) establish and maintain customer handling procedures and policies that are substantially similar to those utilized by Delta (“Customer Service Policies”) and (ii) establish, maintain and enforce employee conduct, appearance and training standards and policies that are substantially similar to those used by Delta.  All uniforms worn by SKYW employees on the Delta Connection Flights and by any SKYW employees providing support services in connection with such flights shall be subject to the approval of Delta and shall, unless otherwise agreed by Delta, at all times be consistent with Delta’s existing uniform standards.

B.            Operator and Delta will periodically meet to discuss and review Operator’s customer handling procedures and policies to insure compliance with this Article 5.  Each party will seek to set forth concerns and complaints under this Article 5 in writing to the other party.  To the extent Delta advises Operator of any deviation from Article 5(A) hereof, the parties shall meet to mutually determine appropriate solutions and to agree to the terms of a corrective action plan and the timing of its implementation.  In the event Operator shall fail, in any material respect, to adopt or implement any such agreed corrective action plan in the time period described therein, any such failure may be deemed a material breach of this Agreement.

C.            SKYW shall adopt as its own Delta’s Terms and Conditions of Contract of Carriage (“Contract of Carriage”), baggage liability policies and denied boarding compensation policies, each as amended from time to time, and be bound by their respective terms with respect to its operation of Delta Connection Flights.

D.            SKYW shall reimburse Delta for any expenses incurred as a result of SKYW’s non-compliance with any of the Customer Service Policies, Contract of Carriage, baggage liability policies and denied boarding compensation policies.

ARTICLE 6.  TRAFFIC DOCUMENTS AND RELATED PROCEDURES.

To the extent that the parties subsequently agree that SKYW will handle traffic documents or passenger handling services in connection with any Delta Connection Flights, the following terms and conditions shall apply:

A.            Pursuant to mutually acceptable procedures, Delta will provide SKYW with, Delta machine and manual ticket stock, miscellaneous charges orders, credit card refund drafts, credit card refund vouchers, FIMS, expense vouchers, expense checks, travel credit vouchers and other related documents (collectively referred to as “Traffic Documents”).  Delta will maintain a supply of Traffic Documents at a suitable location and, upon written request from SKYW, will provide SKYW with appropriate supplies of Traffic Documents.

B.            Unless otherwise agreed to by Delta in writing, Traffic Documents may be used, completed, validated and issued only by SKYW and only in connection with transactions related to Delta Connection Flights and for no other purpose.

C.            SKYW will promptly surrender and return all Traffic Documents to Delta upon Delta’s written request.

D.            SKYW will maintain records of the Traffic Documents in a manner and format acceptable to Delta.  SKYW will acknowledge receipt in writing of all Traffic Documents in the manner prescribed by Delta.

E.             SKYW will conform with and abide by all of Delta’s rules and regulations regarding the Traffic Documents.

F.             SKYW will take all reasonable and necessary measures to safeguard the Traffic Documents as of the time of receipt and thereafter and will maintain the Traffic Documents in accordance with mutually agreed upon security procedures.  SKYW shall be responsible for all risk of loss, use, misuse, misappropriation or theft of Traffic Documents as of the time SKYW takes possession of the Traffic Documents.

G.            Reporting and Remitting With Respect to Traffic Documents.

1.             On a daily basis, SKYW will provide Delta with a report for each SKYW ticketing location of all ticketing and related transactions on Traffic Documents for the prior day.  Such report will be in a format determined by Delta and will include, without limitation, all credit card transactions and supporting documentation.

2.             SKYW will issue all Traffic Documents, and will collect appropriate charges, in accordance with the tariffs, fares, rates, rules and regulations of Delta and any other applicable carriers.  Operator shall be responsible for all undercharges and incorrect fares, rates and charges on Traffic Documents caused by Operator’s failure to comply with established policy.

H.            Refund Vouchers.

1.             Delta will use Delta refund vouchers for all refund transactions handled by Delta involving SKYW.

2.             SKYW will use Delta refund vouchers, and Delta credit card refund vouchers for credit card sales refunds, and will comply with Delta’s rules and regulations for handling and processing such refunds.

ARTICLE 7.  FREQUENT FLYER PARTICIPATION.

During the Term, the parties agree that passengers on SKYW’s Delta Connection Flights will be eligible to participate in the Delta SkyMiles frequent flyer program, as may be amended from time to time, or any other similar program developed by Delta (the “Program”) and all

Program award tickets will be honored for travel on Delta Connection Flights on the following terms and conditions:

A.            Administration.  Administration of the Program shall be performed by and at the cost of Delta.  Delta will promote and administer the Program.

B.            Program Information.  Title and full and complete ownership rights to Program membership data and information developed by Delta, wherever located, shall remain with Delta or an affiliate of Delta.  Operator understands and agrees that such data and information constitutes Delta’s (or its affiliates’) proprietary information.  Any membership lists, labels, data, or other compiled membership information supplied to Operator in any form and any and all copies thereof are to be used by Operator exclusively in the performance of its obligations under this Agreement and will not be otherwise used, sold, licensed, leased, transferred, stored, duplicated or transmitted, in any form or by any means, without Delta’s prior written consent.  All such information will either be returned to Delta or destroyed at Delta’s request.

C.            Accrual and Redemption.  Passengers on the Delta Connection Flights shall be eligible to accrue and redeem Program mileage on such flights, and SKYW shall carry all passengers traveling pursuant to award travel under the Program at no additional charge to Delta.

ARTICLE 8.  SUPPORT SERVICES.

[***]

Delta may assist SKYW in obtaining goods and services in connection with operating the Aircraft and/or the Delta Connection Flights in a more economical manner, including, without limitation, via bulk purchasing and inventory management systems and processes.  If Delta initiates or identifies any such initiatives, SKYW is obligated to participate in any such initiative; provided such initiative does not unreasonably interfere with the operational standards or performance requirements of SKYW.

ARTICLE 9.  AUTOMATION SERVICES.

Delta will, if necessary, provide SKYW the following automation and related services for the Delta Connection Flights, and if provided by Delta, SKYW agrees to participate in such services in the manner described below.

A.            Internal Reservations Equipment.  Delta shall provide or arrange for the provision to SKYW of an electronic reservations system (currently referred to as “Deltamatic” but including any successor reservations system adopted by Delta) and shall provide SKYW with: (i) the ability to access passenger name records, (ii) automated ticketing capabilities, (iii) operational messaging switching capabilities, (iv) the ability to update Delta Connection Flight information, (v) the ability to distribute flight releases and weather packages, and (vi) perform other reservations-related functions for the Delta Connection Flights (Deltamatic and any successor system are hereinafter referred to as the “Res System”).  Delta reserves the right to modify the functionality of the Res System at any time.  SKYW will use the Res System made available by Delta for the Delta Connection Flights only.

B.            Delta’s Rights and Obligations.

1.             Delta has installed or caused to be installed the equipment previously requested by SKYW and shall provide SKYW connection to the Res System.  Such equipment (and any additional equipment installed after the Effective Date) and any software installed on such equipment at the time of its delivery to SKYW is hereinafter referred to as the “Equipment.”  SKYW understands and agrees that: (i) all Equipment shall remain the sole property of Delta; (ii) SKYW shall not remove any identifying marks from the Equipment; (iii) SKYW shall not subject the Equipment to any lien; and (iv) Delta may enter SKYW’s premises to remove the Equipment immediately upon termination of this Agreement.

2.             Delta will provide initial and recurrent training to SKYW training staff and other key designated personnel in the use of the Res System, at Delta’s training centers unless otherwise agreed.  Delta may remove from a training program any SKYW employee who is not satisfactorily participating therein.

3.             Delta will provide, or arrange to provide, all repairs and maintenance services required for the Equipment and will use reasonable business efforts to keep the Equipment and the Res System in good repair and condition.  SKYW will not perform or attempt to perform repairs or maintenance of any kind on the Equipment without prior consultation with Delta and will promptly contact Delta regarding the need for repairs or maintenance.

C.            SKYW’s Rights and Obligations.

1.             SKYW will not for any reason relocate or remove any of the Equipment without Delta’s prior written consent.  Delta will pay all costs associated with the installation, relocation or removal of Equipment.

2.             SKYW will use the Equipment and the Res System in strict conformity with the training and operating instructions provided by, or arranged to be provided by, Delta.  Without limiting the generality of the foregoing, unless authorized by Delta, SKYW will not use the Res System to develop or publish any reservation, ticketing, sales, cargo, tariff or other guide, to provide services not authorized by this Agreement to third parties, to train persons other than SKYW’s employees in the use of the Equipment or the Res System, or for other uses designated by Delta in writing as prohibited.  SKYW may not publish, disclose or otherwise make available to any third party the compilations of air carrier service or fares obtained from the Res System; provided, however, that SKYW may use specific air carrier service and fare data for the benefit of its customers.

3.             SKYW will encourage and allow its employees to attend training sessions related to the Res System, and it is SKYW’s responsibility to insure that each employee receives full and adequate training on the Res System.

4.             SKYW will protect the Equipment from loss, damage or theft and shall prevent its unauthorized use or improper operation.  SKYW will make no alterations to the Equipment and will return the Equipment to Delta upon the termination of this Agreement in the same condition as received, excepting only ordinary wear and tear in the normal course of SKYW’s operations.  SKYW will obtain and maintain insurance for the Equipment against all risks of damage and loss, including without limitation loss by fire, theft and such other risks of loss as are customarily insured in a standard all-risk policy.  Such insurance shall also provide the following:

(a)           Full replacement value coverage for the Equipment (subject to policy deductibles);

(b)           An endorsement naming Delta as the loss payee to the extent of its interest in the Equipment; and

(c)           An endorsement requiring the insurer to give SKYW at least thirty (30) days prior written notice of any intended cancellation, nonrenewal or material change of coverage; provided that only ten (10) days prior written notice of cancellation, nonrenewal or material change of coverage need be given in the event that such cancellation, nonrenewal or material change in coverage is caused solely by failure to make a premium payment.  SKYW covenants to promptly provide Delta a copy of any such notice received by SKYW.

Upon request by Delta, Operator will promptly provide satisfactory evidence of the insurance required pursuant to this Section 9(C)(4).  Notwithstanding the foregoing, Operator shall be liable to Delta for any loss or damage to the Equipment, regardless of cause, occurring while the Equipment is in the possession, custody or control of Operator.

5.             Operator waives any proprietary rights that it may have with respect to information entered into the Res System.

D.            Entry and Inspection.  Delta personnel and persons designated or authorized by Delta may enter Operator’s premises during normal business hours for the purposes of (a) monitoring, inspecting, and reviewing Operator’s use of and operations with respect to the Res System, (b) performing repairs or maintenance on the Equipment, (c) installing, removing, replacing or relocating the Equipment (unless otherwise permitted by this Agreement), or (d) training or retraining Operator’s employees in the use of the Res System; provided that such activities may not unreasonably interfere with Operator’s business.

E.             Limitations on Liability.  In addition to any other limitations on liability set forth herein:

1.             Delta is not responsible for errors or inaccuracies in the availability records, fare quotes, or other information contained in the Res System at any time, for any planned or unplanned interruptions, delays or malfunctions in the operation of the Res System or the Equipment or for the merchantability or fitness for a particular purpose of any of the data or Equipment made available to Operator.

2.             OPERATOR HEREBY WAIVES AND RELEASES DELTA AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM ANY AND ALL OBLIGATIONS AND LIABILITIES AND ALL RIGHTS, CLAIMS AND REMEDIES OF OPERATOR AGAINST DELTA OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, DUE TO ANY DEFECTS OR INTERRUPTIONS OF SERVICE IN, OR ERRORS OR MALFUNCTIONS BY, SOFTWARE, THE EQUIPMENT OR THE RES SYSTEM, INCLUDING ALL LIABILITY, OBLIGATION, RIGHT, CLAIM, OR REMEDY IN TORT, AND INCLUDING ALL LIABILITY, OBLIGATION, RIGHT, CLAIM OR REMEDY FOR LOSS OF REVENUE OR PROFIT OR ANY OTHER DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES.  FURTHER, DELTA DISCLAIMS AND OPERATOR HEREBY WAIVES ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE RELATING TO THE RES SYSTEM, THE EQUIPMENT, DATA, OR SERVICES FURNISHED HEREUNDER.

F.             Patent and Copyright Indemnity.  Delta will defend or settle, at its own expense, any action brought against Operator to the extent that it is based on a claim that the Res System or Equipment provided by Delta pursuant to this Agreement, in its normal use, or any part thereof, infringes any U.S. copyright or patent; and Delta will pay those costs, damages and attorney’s fees finally awarded against Operator in any such action attributable to any such claim, but such defense, settlements and payments are conditioned on the following:  (1) that Delta shall be notified promptly in writing by Operator of any such claim; (2) that Delta shall have sole control of the defense of any action on such claim and of all negotiations for its settlement or compromise; provided that the Operator’s prior written consent (which may not be unreasonably withheld or delayed) must be obtained prior to settling any such third party claim;  (3) that Operator shall cooperate with Delta in a reasonable way to facilitate the settlement or defense of such claim; provided that Delta shall pay all of Operator’s reasonable expenses in connection with any such cooperation requested by Delta; and (4) should such Res System or Equipment become, or in Delta’s opinion be likely to become, the subject of such claim of infringement, then Operator shall permit Delta, at Delta’s option and expense, either to (a) procure for Operator the right to continue using the Res System or Equipment, or (b) replace or modify the same so that it becomes noninfringing and functionally equivalent, or (c) upon failure of (a) and (b) above despite the reasonable efforts of Delta, accept immediate termination of this Agreement as it relates to such system.  This paragraph (F) states the entire liability of Delta with respect to the infringement of copyrights and patents by the Res System or Equipment provided hereunder or the operation thereof.

ARTICLE 10.  OPERATIONAL PERFORMANCE.

A.            SKYW agrees to provide the following information to Delta for each day during the Term within three (3) days after the applicable day; provided, however, the information in sub-paragraph (iv) below shall be provided monthly within ten (10) days after the last day of each such month:

(i)            The number of mishandled bags per 1,000 passengers (including, without limitation, international and non-revenue passengers) flown on Delta Connection Flights during such month. SKYW understands that it is Delta’s current objective, as of the Effective Date, that participants in the Delta Connection Program maintain a number of mishandled bags as set forth on Schedule 10 attached hereto and made a part hereof.

(ii)           The completion rate (actual) of the Delta Connection Flights during such month. SKYW understands that it is Delta’s current objective, as of the Effective Date, that participants in the Delta Connection Program maintain a completion rate as set forth on Schedule 10 attached hereto and made a part hereof.  For purposes of this Agreement, Delta Connection Flights operated with no revenue passengers or completed over four (4) hours late shall be considered as cancelled.

(iii)          The number of scheduled Delta Connection Flights that do not arrive at their scheduled destination prior to 15 minutes after their respective scheduled arrival times during such month. SKYW understands that it is Delta’s current objective, as of the Effective Date, that participants in the Delta Connection Program maintain a percentage of on-time arrivals as set forth on Schedule 10 attached hereto and made a part hereof.

(iv)          SKYW’s overall customer satisfaction rating as compiled and reported by the Customer Satisfaction Monitor, or any successor thereto or replacement thereof.  SKYW understands that it is Delta’s current objective, as of the Effective Date, that participants in the Delta Connection Program maintain a customer satisfaction rating as set forth on Schedule 10 attached hereto and made a part hereof .

B.            If Delta is concerned about SKYW’s performance in connection with any of the performance standards set forth in Section 10(A), Operator agrees to discuss with Delta such performance and potential ways to improve such performance at Delta’s request.  The parties shall have ten (10) days to determine appropriate solutions and/or a corrective action plan, and SKYW agrees to diligently comply with the terms and conditions of any such solutions and corrective action plans.

C.            The parties recognize and agree that the performance standards objectives set forth on Schedule 10 may be modified or adjusted by Delta from time to time during the Term; provided, in no event shall the standards exceed the equivalent standards of Delta mainline operations.

ARTICLE 11.  TERM AND TERMINATION.

A.            This Agreement is effective as of the Effective Date and shall continue until the fifteenth (15th) anniversary of such date (such period, and any extension or renewal thereof, the “Term”).  At the end of such initial fifteen-year term, Delta shall have the right to extend the term of this Agreement for up to four (4) additional five (5) year terms (each, an “Extension Term”) on the same terms and conditions (as amended from time to time in accordance with this Agreement) of this Agreement.  To exercise its right to extend the initial term or an Extension Term, as the case may be, Delta shall provide SKYW with written notice of such extension not later than 180 days prior to the end of the initial term or Extension Term that is, at the time of such notice, in force.

In the event of a “Merger” (as defined below) or “Change of Control” (as defined below) of SKYW or SI, Delta shall have the right to either (i) add two (2) additional Extension Terms on the same terms and conditions (as amended from time to time in accordance with this Agreement) as provided in this Agreement, or (ii) terminate this Agreement in accordance with Section 11(E)(1) below, by written notice to SKYW within the later of 180 days of the Merger or Change of Control.

B.            Notwithstanding the provisions of Section 11(A), either party may terminate this Agreement immediately if the other party files a voluntary petition in bankruptcy, makes an assignment for the benefit of creditors, fails to secure dismissal of any involuntary petition in bankruptcy within sixty (60) days after the filing thereof, or petitions for reorganization, liquidation, or dissolution under any federal or state bankruptcy or similar law.

C.            Notwithstanding the provisions of Section 11(A), in the event of a material breach of this Agreement by either party remaining uncured for more than [***] days after receipt of written notification of such breach by the nonbreaching party, then the nonbreaching party may immediately terminate this Agreement at its sole option; provided, however, that if the breaching party shall have commenced to cure any such material breach, and, notwithstanding the reasonable diligence of the breaching party in attempting to cure such failure, such failure is not cured within said [***] period but is curable with future due diligence, there shall exist no cause for termination so long as the breaching party is proceeding with due diligence to cure such failure and shall in fact cure such failure within [***] following such notice.

D.            (1)           If either party reasonably believes that there is a substantial likelihood of an occurrence of a “Force Majeure Event” (as defined in Article 21) in the near term, upon notice from such party to the other party, the parties shall meet and mutually develop a preemptive strategy to manage and mitigate the risks and expenses expected to be incurred as a result of such Force Majeure Event, including, without limitation, adjusting the schedule of Delta Connection Flights scheduled at such time.  The parties covenant and agree to implement such mutually developed strategy.  Delta shall reimburse SKYW for the reasonable costs incurred by SKYW as a result of SKYW’s participation in the implementation of such strategy in accordance with the terms of Article 3 of this Agreement.

(2)           If a Force Majeure Event occurs, SKYW’s obligation under Section 2(A) (the “SKYW Exclusivity Covenant”) shall be immediately suspended until such time as provided in Section 11(D)(3) below.  If Delta is the non-affected party, Delta shall notify ASA of Delta’s strategy to mitigate the financial impact to Delta of the Force Majeure Event (the “Delta Notice”).  If such strategy includes the transfer or reallocation of some or all of the Delta Connection Flights operated by SKYW, ASA shall have a right of first refusal to operate some or all of such Delta Connection Flights, provided ASA must affirmatively exercise such right of refusal by notifying Delta of such election in writing within twenty-four (24) hours of ASA receiving the Delta Notice (the “ASA Affirmative Notice”).  If Delta does not receive an ASA Affirmative Notice within such 24-hour period, ASA shall be deemed to have not exercised its right of first refusal to operate such Delta Connection Flights.  ASA’s right of first refusal shall be subject to (i) ASA being a Delta Connection Program operator at the time of such Force Majeure Event occurring and (ii) ASA being able to operate the transferred Delta Connection

Flights in a time period acceptable to Delta.  All flying by ASA of such transferred Delta Connection Flights shall be flown pursuant to the terms and conditions of the ASA Delta Connection Agreement.

If SKYW is the non-affected party, SKYW shall notify Delta of SKYW’s strategy to mitigate the financial impact to Delta of the Force Majeure Event.

(3)           Upon the termination of a Force Majeure Event, Delta and SKYW (and ASA if necessary, which SKYW shall cause) shall meet and develop an orderly transition plan to restore the Delta Connection Flights operated by SKYW prior to such Force Majeure Event (a “Restoration Plan”).  Such Restoration Plan shall take into account, without limitation, the operational needs and capabilities of each party, the impact on Delta customers and the cost to each of the parties, and shall further include a reasonable time period by which the SKYW Exclusivity Covenant shall each be reinstated.  The parties covenant and agree to implement such Restoration Plan.  With respect to the costs incurred by each of SKYW and Delta in connection with the implementation of a Restoration Plan (respectively, “Restoration Costs”), (i) if Delta is the non-affected party, SKYW shall be responsible for, and Delta shall have no obligation to reimburse SKYW for, each of Delta’s and SKYW’s Restoration Costs and (ii) if SKYW is the non-affected party, Delta shall be responsible for each of Delta’s and SKYW’s Restoration Costs.

(4)           If a Force Majeure Event substantially prevents one party’s performance of its obligations pursuant to this Agreement for a period of [***] or more consecutive days, the other party may terminate this Agreement in its entirety upon [***] days prior written notice (“Termination Notice”) to the affected party.

E.             (1)           Notwithstanding the provisions of Sections 11(A), (B), (C) and (D), Delta shall have the right to terminate this Agreement immediately and at its sole option upon the occurrence of one or more of the following:

(i)            SKYW or SI agrees to merge into or with any entity, agrees to be acquired by any entity, agrees to sell substantially all of its assets or enters into a letter of intent, or similar document, to merge into or with any entity, to be acquired by any entity, or to sell substantially all of its assets (each such event, a “Merger”); unless SI is the surviving or acquiring entity or the ultimate beneficial owner of the surviving or acquiring entity immediately following such transaction.

(ii)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than [***] of either (a) the then outstanding shares of common stock of SKYW or SI, or (b) the combined voting power of the then outstanding voting securities of SKYW or SI entitled to vote generally in the election of such party’s directors (each such event, a “Change of Control” and each such acquiring individual, entity or group, collectively, the “Acquiring Person”); unless, in the case of any acquisition relating solely to SKYW, SI beneficially owns, at all times after giving effect to such acquisition, at least [***] of the outstanding voting power entitled to vote in the election of the Acquiring Person’s directors or other persons performing similar governance functions;

(iii)          SKYW’s level of safety with respect to its operation of the Aircraft or the Delta Connection Flights is not reasonably satisfactory to Delta;

(iv)          a breach by SKYW of Section 19(H) hereof;

(v)           SKYW fails to maintain a completion rate of [***] with respect to the Delta Connection Flights during any [***] months during any consecutive [***] month period.  For purposes of this Agreement, Delta Connection Flights operated with no revenue passengers or completed over [***] hours late shall be considered as not completed;

(vi)          a material breach of any representation or warranty by SKYW of Section 16(A)(3);

(vii)         SKYW’s failure to comply with the insurance provisions of Articles 13 and 14 hereof;

(viii)        SKYW’s FAA or DOT Certification is for any reason suspended or revoked or otherwise not in full force and effect so as to permit SKYW to operate the Delta Connection Flights required under this Agreement;

(ix)           SKYW shall commence operating an aircraft type that causes Delta to be in violation of its collective bargaining agreement with its pilots, unless such operation is at the request of Delta; and

(x)            Delta has a right to terminate the ASA Delta Connection Agreement [***]

(xi)           [***]

(2)           Notwithstanding the provisions of Section 11(A), (B), (C) and (D), SKYW shall have the right to terminate this Agreement immediately and at its sole option if ASA has the right to terminate the ASA Delta Connection Agreement.

F.             Partial Termination.  Notwithstanding anything herein to the contrary, effective at any time after the tenth (10th) anniversary of the Effective Date, Delta shall have the right to remove from the scope of this Agreement each Aircraft effective upon the date that the lease, mortgage or other financing arrangement with respect to such Aircraft in effect as of the Effective Date expires by providing SKYW with at least eighteen (18) months’ prior written notice.  If Delta so removes an Aircraft from the scope of this Agreement as provided in this Article 11(F) (“Removed Aircraft”) and if Delta has in place at any time during the period commencing on the notice date and ending on the date of actual removal of the Aircraft from the scope of this Agreement an announced committed fleet growth plan or a request for proposal for additional regional aircraft operation under the Delta Connection Program (“Growth Aircraft”), then during such period Delta agrees to offer to SKYW the opportunity to bid on such Growth Aircraft to the extent of the Removed Aircraft (not to exceed the regional aircraft available).  [***]

G.            Termination of this Agreement for any reason shall not relieve either party of rights and obligations incurred prior to the effective date of termination.  A party’s right to terminate this Agreement shall be in addition to any other rights or remedies, in law or equity, available to such party.

H.            If any foreign route authority is removed from SKYW as a result of the ASA Acquisition, such loss of route authority shall not be a breach of this Agreement by SKYW, and following such loss Delta will reschedule the Aircraft operating such lost route.

ARTICLE 12.  INDEPENDENT CONTRACTORS; LIABILITY PROVISIONS.

A.            SKYW shall act as an independent contractor.  The employees, agents and/or independent contractors of SKYW engaged in performing any of the services SKYW is obligated to perform pursuant to this Agreement shall be employees, agents and independent contractors of SKYW for all purposes and under no circumstances shall employees, agents or independent contractors of SKYW be deemed to be employees, agents or independent contractors of Delta.  In its performance of obligations under this Agreement, SKYW shall act, for all purposes, as an independent contractor and not as an agent for Delta.  Delta shall have no supervisory power or control over any employees, agents or independent contractors engaged by SKYW in connection with SKYW’s performance of its obligations hereunder, and all complaints or requested changes in procedure shall, in all events, be transmitted by Delta to a designated representative of SKYW.  Nothing contained in this Agreement is intended to limit or condition SKYW’s control over its operation or the conduct of its business as an air carrier, and SKYW assumes all risks of financial losses which may result from the operation of the air services to be provided by SKYW hereunder.

B.            Delta shall act as an independent contractor. The employees, agents and/or independent contractors of Delta engaged in performing any of the services Delta is to perform pursuant to this Agreement shall be employees, agents and independent contractors of Delta for all purposes and under no circumstances shall employees, agents and independent contractors of Delta be deemed to be employees, agents or independent contractors of SKYW.  In performing its obligations under this Agreement, Delta shall act, for all purposes, as an independent contractor and not as an agent for SKYW.  SKYW shall have no supervisory power or control over any employees, agents or independent contractors engaged by Delta in connection with the performance of its obligations hereunder, and all complaints or requested changes in procedure shall, in all events, be transmitted by SKYW to a designated representative of Delta.  Nothing contained in this Agreement is intended to limit or condition Delta’s control over its operation or the conduct of its business as an air carrier.

C.            Except as otherwise expressly provided herein, SKYW shall be liable for and hereby agrees fully to defend, release, discharge, indemnify, and hold harmless Delta and its affiliates, and each of their respective directors, officers, employees and agents (each, a “Delta Indemnitee”) from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever (in each case whether groundless or otherwise), including reasonable attorneys’ fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof (collectively, a “Loss”), which may be suffered by, accrued against, charged to, or recoverable from any Delta Indemnitee in any manner arising out of, connected with, or attributable to the performance, improper performance, or nonperformance of any and all obligations to be undertaken by Operator pursuant to this Agreement, the loss, theft, use, misuse or misappropriation of Traffic Documents, or the operation, non-operation, or improper operation of Operator’s aircraft, equipment or facilities at any location, excluding only claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses resulting from the gross negligence or willful misconduct of Delta, its affiliates, and their respective directors, officers, agents or employees.  Operator will do all things necessary to cause and assure, and will cause and assure, that Operator  or its agent will at all times be and remain in custody and control of all aircraft, equipment, and facilities of Operator used in connection with its performance under the terms of this Agreement, and no Delta Indemnitee shall, for any reason, be deemed to be in custody or control, or a bailee, of Operator’s aircraft, equipment or facilities except and only to the extent Operator’s rights to any aircraft, equipment or facility is derived from Delta.

D.                                    Delta shall be liable for and hereby agrees fully to defend, release, discharge, indemnify, and hold harmless SKYW, and each of its directors, officers, employees, and agents (each, an “Operator Indemnitee”) from and against any Loss suffered by, accrued against, charged to, or recoverable from any Operator Indemnitee in any manner arising out of, connected with, or attributable to Delta’s performance, improper performance or nonperformance of any and all obligations to be undertaken by Delta pursuant to this Agreement, or the operation, non-operation or improper operation of Delta’s or its affiliate’s aircraft, equipment or facilities at any location, in each case (except to the extent attributable to a Delta flight or a flight of a Delta affiliate to which the “SW” code has been designated pursuant to a request by Delta as provided for in Article 19(A) hereof) to the extent, but only to the extent, caused by Delta’s gross negligence or willful misconduct.   Delta will do all things necessary to cause and assure, and will cause and assure, that Delta will at all times be and remain in custody and control of any aircraft, equipment and facilities of Delta used in connection with performance of this Agreement, and no Operator Indemnitee shall, for any reason, be deemed to be in the custody or control, or a bailee, of such Delta aircraft, equipment or facilities.

E.                                      Operator and Delta agree to comply in all material respects with all lawful rules, regulations, directives and similar instructions of appropriate governmental, judicial and administrative entities including, but not limited to, airport authorities, the Federal Aviation Administration and the Department of Transportation (and any successor agencies) with respect to operations covered by this Agreement.

F.                                      OTHER THAN ANY WARRANTIES SPECIFICALLY CONTAINED IN THIS AGREEMENT, EACH PARTY DISCLAIMS AND THE OTHER PARTY HEREBY WAIVES ANY WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THIS AGREEMENT OR ITS PERFORMANCE OF ITS OBLIGATIONS HEREUNDER INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR

FITNESS FOR INTENDED USE RELATING TO ANY EQUIPMENT, DATA, INFORMATION OR SERVICES FURNISHED HEREUNDER.  EACH PARTY AGREES THAT THE OTHER PARTY IS NOT LIABLE TO IT OR ANY OTHER PERSONS FOR CONSEQUENTIAL OR PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES.

G.                                     Indemnification Claims.  A party (the “Indemnified Party”) entitled to indemnification from the other party under the terms of this Agreement (the “Indemnifying Party”) shall provide the Indemnifying Party with prompt written notice (an “Indemnity Notice”) of any third party claim which the Indemnified Party believes gives rise to a claim for indemnity against the Indemnifying Party hereunder, and the Indemnifying Party shall be entitled, if it accepts financial responsibility for the third party claim, to control the defense of or to settle any such third party claim at its own expense and by its own counsel; provided that the Indemnified Party’s prior written consent (which may not be unreasonably withheld or delayed) must be obtained prior to settling any such third party claim.  If the Indemnifying Party does not accept financial responsibility for the third party claim or fails to defend against the third party claim that is the subject of an Indemnity Notice within thirty (30) days of receiving such notice (or sooner if the nature of the third party claim so requires), or otherwise contests its obligation to indemnify the Indemnified Party in connection therewith, the Indemnified Party may, upon providing written notice to the Indemnifying Party, pay, compromise or defend such third party claim.  The Indemnified Party shall provide the Indemnifying Party with such information as the Indemnifying Party shall reasonably request to defend any such third party claim and shall otherwise cooperate with the Indemnifying Party in the defense of any such third party claim.  Except as set forth above in this Section 12(G), the Indemnified Party shall not enter into any settlement or other compromise or consent to a judgment with respect to a third party claim as to which the Indemnifying Party has an indemnity obligation hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), and the entering into any settlement or compromise or the consent to any judgment in violation of the foregoing shall constitute a waiver by the Indemnified Party of its right to indemnity hereunder to the extent the Indemnifying Party was prejudiced thereby.  Any Indemnifying Party shall be subrogated to the rights of the Indemnified Party to the extent that the Indemnifying Party pays for any Loss suffered by the Indemnified Party hereunder.  Notwithstanding anything contained in this Section 12(G) to the contrary, SKYW and Delta will cooperate in the defense of any claim imposed jointly against them or as the result of the conduct of the other.

ARTICLE 13.  WORKERS’ COMPENSATION AND EMPLOYERS’ LIABILITY INSURANCE PROVISIONS.

A.                                   For purposes of workers’ compensation insurance, Delta’s employees, agents and independent contractors under no circumstances shall be deemed to be, or shall be, employees, agents or independent contractors of Operator.

B.                                     For purposes of workers’ compensation insurance, Operator’s employees, agents and independent contractors under no circumstances shall be deemed to be, or shall be, the employees, agents or independent contractors of Delta.

C.                                     Each party assumes full responsibility for, and liability to, its own employees on account of injury, or death resulting therefrom, sustained in the course of their employment.  Each party, with respect to its own employees, accepts full and exclusive liability for the payment of applicable workers’ compensation and employers’ liability insurance premiums with respect to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation and old age benefits, and other similar benefits now or hereafter imposed upon employers by any government or agency thereof having jurisdiction in respect of such employee.  Each party also agrees to make such payments and to make and file all reports and returns and to do all things necessary to comply with all applicable laws at any time imposing such taxes, contributions, or payments.

D.                                    Each party will have its workers’ compensation insurance carrier endorse its policy to provide a waiver of subrogation against the other party.

ARTICLE 14.  INSURANCE PROVISIONS.

A.                                   Operator shall procure and maintain in full force and effect during the Term policies of insurance of the types and in the minimum amounts set forth below, with such insurers and under such terms and conditions as are reasonably satisfactory to Delta:

1.                                       All risk hull insurance on an agreed value basis, not to exceed replacement value, except as required by financing agreements.

2.                                       Comprehensive aviation liability (including premises, products and completed operations) covering bodily injury, personal injury and property damage in an amount not less than [***] per occurrence and in the annual aggregate with respect to Products and Completed Operations, Property Damage for Contractual Liability and Personal Injury; provided, however, that non-passenger personal injury coverage may be limited to [***] per occurrence and in the annual aggregate.

3.                                       Workers’ compensation for statutory limits.

4.                                       Employer’s liability in an amount not less than [***].

5.                                       Baggage liability in an amount not less than [***] per occurrence.

6.                                       Cargo liability in an amount not less than [***] per loss, casualty or disaster.

7.                                       Automobile liability in an amount not less than [***] combined single limit per occurrence.

8.                                       War, Hijacking and Other Allied Perils insurance protecting against the perils in AVN52D, as amended from time to time, or its U.S. equivalent in an amount not less than [***] per occurrence.  Such insurance may be maintained through a combination of primary and excess layers.

9.                                       Insurance required by any lease, sublease, permit, license or other use agreement of airport facilities.

B.                                     Operator shall cause the policies of insurance described in Article 14(A) above to be duly and properly endorsed by Operator’s insurance underwriters as follows:

1.                                       As to the policies of insurance described in Articles 14(A)(1), (A)(2), (A)(3), (A)(4), (A)(5), (A)(6), (A)(7) and (A)(8):  (a) to provide that any waiver of rights of subrogation against other parties by Operator will not affect the coverage provided hereunder with respect to Delta, its affiliates, and their directors, officers, employees and agents; and (b) to provide that Operator’s underwriters shall waive all subrogation rights arising out of this Agreement against Delta, its affiliates, and their directors, officers, employees and agents without regard to any breach of warranty on the part of Operator.

2.                                       As to the policies of insurance described in Articles 14(A)(2), (A)(5), (A)(6), (A)(7) and (A)(8):  (a) to provide that Delta, its affiliates, and their directors, officers, employees and agents shall be named as additional insured parties thereunder, but only as respect operations of the Named Insured as their interests may appear; and (b) to provide that such insurance shall be primary insurance as respects any insurance carried by Delta.

3.                                       As to the policies of insurance described in Articles 14(A)(2) and (A)(7):  (a) to provide a cross-liability clause as though separate policies were issued for Delta and Operator and their respective affiliates, and their directors, officers, employees and agents; and (b) to provide contractual liability insurance coverage for liability assumed by Operator under this Agreement subject to policy terms, conditions, limitations and exclusions.

4.                                       As to any insurance obtained from foreign underwriters, to provide that Delta may maintain against such underwriters a direct action in the United States upon such insurance policies and, to this end, to include a standard service of process clause designating a United States attorney in Washington, D.C. or New York, New York.

5.                                       All insurance policies shall provide that the insurance shall not be invalidated by any action or inaction of Operator.

C.            Operator shall cause each of the insurance policies to be duly and properly endorsed to provide that such policy or policies or any part or parts thereof shall not be canceled, terminated or materially altered, changed or amended by Operator’s insurance underwriters until after thirty (30) days’ written notice to SKYW, which thirty (30) days’ notice shall commence to run from the date such notice is actually received by SKYW.  SKYW covenants to promptly provide to Delta any such notice received by SKYW.

D.            Not later than the Effective Date, and upon renewal thereafter or upon request by Delta, Operator shall furnish Delta evidence satisfactory to Delta of the aforesaid insurance coverages and endorsements, including certificates certifying that the aforesaid insurance policy or policies with the aforesaid limits are duly and properly endorsed as aforesaid and are in full force and effect.

E.                                      In the event Operator fails to maintain in full force and effect any of the insurance and endorsements required to be maintained by Operator pursuant to Article 14(A), Delta shall have the right (but not the obligation) to procure and maintain such insurance or any part thereof on behalf of Operator.  The cost of such insurance shall be payable by Operator to Delta upon demand by Delta.  The procurement of such insurance or any part thereof by Delta does not discharge or excuse Operator’s obligation to comply with the provisions set out herein.  Operator agrees not to cancel, terminate or materially alter, change or amend any of the policies until after providing thirty (30) days’ advance written notice to Delta of Operator’s intent to so cancel, terminate or materially alter, change or amend such policies of insurance, which thirty (30) day notice period shall commence to run from the date notice is actually received by Delta.

F.                                      With respect to all claims against Operator (but not against Delta) with respect to which Operator is not entitled to be indemnified by Delta pursuant to Article 12(D), whether or not covered by the insurance policies set forth in this Article 14 or otherwise, Delta is responsible only for filing an initial report and has no other obligations with respect to such claims, and Operator is fully responsible for handling all adjustments, settlements, negotiations, litigation and similar activities in any way related to or connected with such claims.

G.                                     The parties hereby agree that from time to time during the Term Delta may require Operator to procure and maintain insurance coverages in other reasonable amounts than the minimum amounts set forth in Article 14(A), any such alteration being deemed reasonable if readily available and it becomes the general custom of the U.S. regional airline industry.

ARTICLE 15.  OPERATIONS OF SKYW AS A DELTA CONNECTION CARRIER.

A.                                   Delta and Operator agree that, subject to the provisions of this Agreement, SKYW will operate the Delta Connection Flights exclusively as a Delta Connection Program carrier.  Unless otherwise agreed by Delta, SKYW will operate all Delta Connection Flights and the Aircraft with the passenger seat capacity as determined by Delta from time to time.

B.                                     Operator acknowledges and agrees that participation in the Delta Connection Program obligates SKYW to offer and maintain a professional, high quality level of service in terms of schedules, customer service and the like.  Accordingly, at the request of Delta, the parties will:  (a) meet to mutually review and discuss the services, operations and plans of Operator and Delta for the Delta Connection Program; and (b) jointly develop a written business plan for the Delta Connection Program operations and services of SKYW.  Operator will comply with the business plans so developed and all reasonable recommendations of Delta in this area.

C.                                     Delta shall have the right, from time to time, to inspect SKYW’s Delta Connection Service, including without limitation SKYW’s in-flight service, flight, maintenance, technical operations, gate-check in service, ground operations, Aircraft cleaning and any and all other services and operations performed by SKYW in connection with the Delta Connection Flights.  Such inspections may be announced or unannounced, but under no circumstances shall they interfere with the operation of SKYW’s business. Failure on the part of Delta to conduct such inspections shall not relieve SKYW of its obligations to conform with the service and performance standards set forth in this Agreement.

ARTICLE 16.  REPRESENTATIONS AND WARRANTIES.

A.                                   Representations and Warranties of Operator.  SKYW represents and warrants to Delta as of the date hereof as follows:

(1)                                  Organization and Qualification.  SKYW is a duly organized and validly existing corporation in good standing under the laws of the State of Utah and has the corporate power and authority to own, operate and use its assets and operate the Delta Connection Flights.

(2)                                  Authority Relative to this Agreement.  SKYW has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SKYW.  This Agreement has been duly and validly executed and delivered by SKYW and is, assuming due execution and delivery thereof by Delta, a valid and binding obligation of SKYW, enforceable against SKYW in accordance with its terms.

(3)                                  Compliance.  All air transportation services performed pursuant to this Agreement or otherwise shall be conducted in compliance in all material respects with all applicable statutes, orders, rules, regulations and notifications, whether now in effect or hereafter promulgated, of all governmental agencies having jurisdiction over its operations, including, but not limited to, the FAA, DOD, and DOT. SKYW’s compliance with such governmental statutes, orders, rules, regulations and notifications will be the sole and exclusive obligation of SKYW, and Delta will have no obligation, responsibility, or liability, whether direct or indirect, with respect to such matters.

B.                                     Representations and Warranties of Delta.  Delta represents and warrants to SKYW and SI (as an express third party beneficiary for purposes of this Section 16(B) only) as of the date hereof as follows:

(1)                                  Organization and Qualification.  Delta is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware.

(2)                                  Authority Relative to this Agreement.  Delta has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Delta.  This Agreement has been duly and validly executed and delivered by Delta and is, assuming due execution and delivery thereof by SKYW, a valid and binding obligation of Delta, enforceable against Delta in accordance with its terms.

(3)                                  Conflicts; Defaults.  Neither the execution or delivery of this Agreement nor the performance by Delta of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of Delta’s articles of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, including without limitation, any order, judgment or decree relating to the Delta Connection Flights, (ii) result in the creation or imposition of any liens in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens.

ARTICLE 17.  RIGHT OF FIRST REFUSAL ON AIRCRAFT AND OTHER PROPERTY.

If at any time during the Term, Operator receives a bona fide offer, bid, inquiry or other expression of interest from a third party (“Offer”) to purchase, lease, sublease, encumber or otherwise acquire any interest in (excluding any ordinary course re-financing or sale/leaseback transaction) (i) any Aircraft; or (ii) any slots, gates or other facilities then used by SKYW in connection with its performance of services hereunder (each of (i) and (ii), an “ROFR Property” and collectively, the “ROFR Property”), which Offer Operator desires to accept, Operator will, within ten (10) business days of receiving such Offer, notify Delta in writing of such Offer and the material terms and conditions thereof (the “Offer Notice”) and offer Delta the right of first refusal to consummate the transaction described in the Offer Notice.  Upon receipt of an Offer Notice, Delta will have fifteen (15) days to either (i) notify Operator that it wishes to consummate the transaction for or in connection with the ROFR Property set forth in the Offer Notice (the “Offered Property”) on the same financial terms and conditions as are in such Offer Notice, or (ii) notify Operator that it does not wish to consummate such transaction (failure to reply in such 15 day period shall be deemed to be an election by Delta not to consummate such transaction).  If Delta elects to consummate the transaction involving the Offered Property, Operator and Delta shall consummate the transaction contemplated in the Offer Notice as soon as reasonably practicable but no later than sixty (60) days after any and all governmental approvals required for such transaction have been obtained (Delta and Operator agree to use their commercially reasonable efforts to obtain such approvals as soon as practicable).  If Delta elects not to consummate the transactions contemplated in the Offer Notice, Operator may consummate such transaction with the third party or parties making the Offer.

ARTICLE 18.  {Reserved.}

ARTICLE 19.  COVENANTS OF OPERATOR.  Operator hereby covenants and agrees that:

A.                                   If requested by Delta at any time during the Term, SKYW shall place its flight designator code, “SW,” on certain flights operated by Delta or an affiliate of Delta.

B.                                     [***]

C.                                     SKYW shall not enter into any binding agreement or arrangement (or series of agreements or arrangements) with any third party (excluding any employee collective bargaining units) for the procurement of any goods or services relating to SKYW, the Aircraft or operation of any of the Delta Connection Flights that may materially increase SKYW’s Direct Costs to perform its services hereunder without the prior written consent of Delta.

D.                                    If Delta (or an affiliate of Delta) incurs any cost or expense on account of SKYW’s failure (unless such ASA failure is directly the result of some act or omission of Delta) to comply with any provision in any aircraft or airport lease, sublease, mortgage or other related agreement, including, but not limited to, failure to comply with provisions of return conditions, obligations of maintenance or operation of aircraft, engines and parts, airport facilities, insurance requirements, operational restrictions and indemnity obligations, SKYW shall pay or reimburse Delta in full for all such undisputed costs or expenses within thirty (30) days of receipt of an invoice from Delta setting forth the amount and background detail thereof; provided that SKYW will have no right to claim from Delta payment or reimbursement under this Agreement for any increased cost which Delta incurs as a result thereof .

E.                                      At the request of Delta, SKYW agrees to enter into such agreement(s) with another air carrier as may be necessary to implement share code-sharing on the Delta Connection Flights with such other air carrier.

F.                                      SKYW agrees that any pilot furloughed by Delta will be given preferential new hire opportunities at SKYW if such pilot completes all new hire paper work, meets all new hire airman and medical qualifications, satisfies background checks and successfully completes an interview and employment process.  SKYW and Delta shall determine and implement mutually acceptable procedures and processes to effectuate the new hire opportunity commitment set forth above.  Delta agrees to offer preferential interviews for employment to airmen employed by SKYW.

G.                                     SKYW shall file all reports and plans relating to its operations with the DOD, DOT, FAA, NTSB or any state or airport authority, and SKYW shall promptly furnish Delta with copies of all such reports and such other available traffic and operating reports as Delta may request from time to time.  Additionally, SKYW will promptly furnish Delta with a copy of every report and plan that SKYW prepares, whether or not such report is filed with the FAA, NTSB or any other governmental agency, relating to any accident or incident involving an Aircraft when such accident or incident is claimed to have resulted in the death or injury to any person or the loss of, damage to or destruction of any property.

H.                                    All flight operations, dispatch operations and flights and all other operations undertaken by SKYW pursuant to this Agreement shall be conducted and operated by SKYW in compliance in all material respects with all applicable governmental regulations, including, without limitation, those relating to airport security, the use and transportation of hazardous materials, flight crew and mechanic qualifications and licensing requirements, crew training and hours.  All Aircraft shall be operated and maintained by SKYW in compliance in all material respects with all applicable governmental regulations, SKYW’s own operations manuals and maintenance manuals and procedures, and all applicable equipment manufacturer’s instructions.

I.                                         In the event SI is no longer a public reporting company, SKYW shall cause SI to furnish to Delta (1) within 45 days after the end of each of the three interim calendar quarters, unaudited consolidated financial statements including SI’s then current corporate balance sheet and profit and loss statement and (2) within 91 days after the end of SI’s fiscal year, SI’s then current, audited consolidated financial statements including, either separately or on a consolidated basis, the balance sheet and the profit and loss statement, together with associated footnotes, and a copy of the independent auditor’s report.  Notwithstanding the reporting status of SI, Operator shall furnish to Delta (1) within 45 days after the end of each of the three interim calendar quarters, a profit and loss statement with respect to Operator’s Delta Connection Program operations for such applicable interim calendar quarter prepared by SEC line-item and certified by Operator’s or SI’s chief financial officer and (2) within 91 days after the end of Operator’s fiscal year, a profit and loss statement with respect to Operator’s Delta Connection Program operations for such fiscal year prepared by SEC line-item and certified by Operator’s or SI’s chief financial officer.

J.                                        SKYW shall interview any graduate of the Delta Connection Academy who desires to interview with SKYW for a pilot or first officer position.

K.                                    At all times, SKYW shall operate with the highest standards of care.

ARTICLE 20.  CONTRACT INTERPRETATION.

A.                                   This Agreement is subject to, and will be governed by and interpreted in accordance with, the laws of the State of Georgia, excluding conflicts of laws principles, and of the United States of America.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought in the courts of the State of Georgia in Fulton County, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties hereto irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives, to the fullest extent permitted by law, any objection to venue laid therein.  Process in any action or proceeding referred to in the proceeding sentence may be served on any party anywhere in the world.  Each party further agrees to waive any right to a trial by jury.

B.                                     The descriptive headings of the several articles and sections of this Agreement are inserted for convenience only, confer no rights or obligations on either party, and do not constitute a part of this Agreement.

C.                                     Time is of the essence in interpreting and performing this Agreement.

D.                                    This Agreement (including the Exhibits and Schedules hereto), the Stock Purchase Agreement, the Confidentiality Agreement (as defined in the Stock Purchase Agreement) and the Related Agreements (as defined in the Stock Purchase Agreement) constitute the entire agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, both written or oral, between the parties with respect to the subject matter of this Agreement.

E.                                      If any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions.

F.                                      This Agreement may be executed in any number of counterparts, including via facsimile, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

G.                                     Because a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled to an injunction restraining such breach or threatened breach and to specific performance of any provision of this Agreement and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such injunction and to the ordering of specific performance.

H.                                    NO PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES, LOST PROFITS, OR LOST PROSPECTIVE ECONOMIC ADVANTAGE, ARISING FROM THIS AGREEMENT OR ANY BREACH HEREOF.

ARTICLE 21.  CIRCUMSTANCES BEYOND THE PARTIES’ CONTROL.

With the exception of outstanding rights and obligations, and subject to Section 3(H) hereof, each party will be relieved of its obligations under this Agreement in the event, to the extent and for the period of time that performance is delayed, prevented or caused by any acts of God, acts of terrorism or hostilities, war, strike, labor disputes, work stoppage, fire, act of government, court order, or any other act reasonably beyond the control of that party, including but not limited to, non-delivery or delay in delivery of the Aircraft or delay in the completion of required training of the Operator’s employees by the Aircraft manufacturer (each, a “Force Majeure Event”).  If SKYW is the non-affected party of a Force Majeure Event, and if, during such Force Majeure Event, (y) SKYW uses the Aircraft for any purposes other than to operate the Delta Connection Flights and (z) earns a net profit in connection with all such uses, SKYW shall pay [***] of such net profit to Delta.

ARTICLE 22.  NO LICENSE GRANTED.

A.                                   This Agreement is not, and shall not be construed to be, a license for either party to use the trade names, trademarks, service marks, or logos of the other party, or its affiliates, without such party’s prior written consent.

B.                                     Operator will conduct all operations described herein under the service mark “Delta Connection.”  Delta hereby grants to Operator a nonexclusive, nontransferable, non-sublicensable license to use certain trademarks, service marks, logos and trade names that Delta owns or has the right to use, including, “Delta,” “Delta Connection,” “SkyMiles,” and the Delta widget design (collectively, the “Delta Marks”) in connection with the services to be rendered by

Operator pursuant to this Agreement; provided, however, that at any time during the Term, Delta may alter, amend or revoke the license hereby granted and require Operator’s use of a new or different Delta Mark in connection with the services provided hereunder as Delta may determine in its sole discretion.

C.                                     Operator hereby acknowledges Delta’s right to use the Delta Marks, further acknowledges the validity of the Delta Marks, and agrees that it will not do anything in any way to infringe or abridge Delta’s, or any of its affiliates’, rights in the Delta Marks or directly or indirectly to challenge the validity of the Delta Marks.

D.                                    Operator shall not use any of the Delta Marks without Delta’s prior written consent.

E.                                      Nothing in this Agreement shall be construed to give Operator the exclusive right to use any of the Delta Marks, or to abridge Delta’s right to use or license any of its trademarks, service marks, trade names or logos               (collectively, “Identification”) and to license such other uses of such Identification as Delta or its affiliates may desire.

F.                                      Should this Agreement be canceled or otherwise terminated for any reason as set forth in Article 11 hereof, all right to use the Delta Marks shall revert to Delta and shall not thereafter be used by Operator in any form or fashion.

G.                                     Branding.

1.                                       Livery.  Unless otherwise agreed by Delta, each of the Aircraft shall be in the color scheme, including exterior paint and interior upholstery and appointments (“Livery”) of the Delta Connection Livery, as provided by Delta to SKYW from time to time.  Any changes to the Livery of any of the Aircraft shall be done on a schedule as mutually agreed by the parties.

2.                                       On Board Branding.  Unless otherwise agreed by Delta, Delta shall control all on board branding and in-flight materials including, without limitation, in-flight publications, food and beverage products, paper goods and service ware.  In the event of any change to the on-board branding or in-flight materials, Delta shall be responsible for reimbursing SKYW for any reasonable costs and expenses incurred by SKYW in connection therewith.  SKYW shall be solely responsible for maintaining all licenses necessary for the serving of in-flight food and beverages on the Delta Connection Flights.

3.                                       After the Effective Date, the parties hereto agree to work together in good faith to investigate and analyze opportunities to lower Direct Costs in all operational areas including, without limitation, uniforms, in-flight materials, aircraft equipment and facilities; provided the implementation of any such opportunities shall be subject to Delta’s sole discretion.

ARTICLE 23.  MODIFICATION AND WAIVER.

No amendment, modification, supplement, termination or waiver of any provision of this Agreement, and no consent to any departure by either party therefrom, shall in any event be effective unless in writing signed by authorized representatives of both parties, and then only in the specific instance and for the specific purpose given.

ARTICLE 24.  NOTICES.

Unless otherwise provided herein, all notices, requests and other communications required or provided for hereunder shall be in writing (including telecopy or similar teletransmission or writing) and shall be given at the following addresses:

(1)  If to Delta:

Delta Air Lines, Inc.

1030 Delta Boulevard

Atlanta, GA  30354

Dept. 034

Attention: Senior Vice President and Chief Officer of Operations

Telecopy:  (404) 715-7352

with copies to:

Delta Connection, Inc.

1030 Delta Blvd.

Atlanta, GA  30354

Dept. 009

Attn: President

Telecopy:  (404) 677-6247

Delta Air Lines, Inc.

1030 Delta Boulevard

Atlanta, GA  30354

Dept. 981

Attn: Sr. V.P. and General Counsel

Telecopy:  (404) 715-2233

(2)  If to SkyWest:

SkyWest Airlines, Inc.

444 South River Road

St. George, Utah  84790

Attn:  Chief Financial Officer

Telephone:  (435) 634-3200

Facsimile:  (435) 634-3205

Any such notice, request or other communication shall be effective (i) if given by mail, upon the earlier of receipt or the third business day after such communication is deposited in the United States mails, registered or certified, with first class postage prepaid, addressed as aforesaid or (ii)

if given by any other means including, without limitation, by air courier, when delivered at the address specified herein.  Delta or Operator may change its address for notice purposes by notice to the other party in the manner provided herein.

ARTICLE 25.  ASSIGNMENT.

This Agreement shall bind and inure to the benefit of Delta and Operator and their respective successors and permitted assigns; provided, however, except as expressly provided herein, no party may assign or transfer this Agreement or any portion hereof to any person or entity without the express written consent of the other parties.  Any assignment or transfer, by operation of law or otherwise, without such consent or as expressly provided herein shall be null and void and of no force or effect.

ARTICLE 26.  GOOD FAITH.

Each party shall exercise good faith in its dealings with the other party hereto and in performance of its obligations under this Agreement.

ARTICLE 27.  CONFIDENTIALITY.

A.                                   Except as otherwise provided below, each party shall, and shall ensure that its directors, officers, employees, affiliates and professional advisors (collectively, the “Representatives”), at all times, maintain strict confidence and secrecy in respect of all Confidential Information (as defined below) of the other party (including its affiliates) received directly or indirectly as a result of this Agreement.  If a party (the “Disclosing Party”) in good faith determines that it is required to disclose any Confidential Information of other party (the “Affected Party”) in order to comply with any applicable law or government regulation, or under the terms of a subpoena or order issued by a court or governmental body, it shall (a) notify the Affected Party immediately of the existence, terms and circumstances surrounding such request, (b) consult with the Affected Party on the advisability of taking legally available steps to resist or narrow such request and (c) if any disclosure of Confidential Information is required to prevent the Disclosing Party from being held in contempt or subject to other legal penalty, furnish only such portion of the Confidential Information as it is legally compelled to disclose and use commercially reasonable efforts (at the cost of the party whose Confidential Information is being protected) to obtain an order or other reliable assurance that confidential treatment shall be accorded to the disclosed Confidential Information.  Each party agrees to transmit Confidential Information only to such of its Representatives as required for the purpose of implementing and administering this Agreement, and shall inform such Representatives of the confidential nature of the Confidential Information and instruct such Representatives to treat such Confidential Information in a manner consistent with this Article 27.

For purposes of this Agreement, “Confidential Information” shall mean (a) all confidential or proprietary information of a party, including, without limitation, trade secrets, information concerning past, present and future research, development, business activities and affairs, finances, properties, methods of operation, processes and systems, customer lists, customer information (such as passenger name record or “PNR” data) and computer procedures and access codes; and (b) the terms and conditions of this Agreement and any reports, invoices or other communications between the parties given in connection with the negotiation or performance of this Agreement; and (c) excludes (i) information already in a party’s possession prior to its disclosure by other party; (ii) information obtained from a third person or entity that is not prohibited from transmitting such information to the receiving party as a result of a contractual, legal or fiduciary obligation to the party whose information is being disclosed; (iii) information that is or becomes generally available to the public, other than as a result of disclosure by a party in violation of this Agreement; or (iv) information that has been or is independently acquired or developed by a party, or its affiliate, without violating any of its obligations under this Agreement.

B.                                     Each party acknowledges and agrees that in the event of any breach of this Article 27, the Affected Party shall be irreparably and immediately harmed and could not be made whole by monetary damages.  Accordingly, it is agreed that, in addition to any other remedy at law or in equity, the Affected Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Article 27 and/or to compel specific performance of this Article 27.

C.                                     The confidential obligations of the parties under this Article 27 shall survive the termination or expiration of this Agreement.

ARTICLE 28.  ADDITIONAL DOCUMENTS.

A.                                   The parties hereby covenant and agree, contemporaneously with the execution of this Agreement, to execute and deliver the following additional documents in connection with this Agreement:

1.                                       The Guaranty Agreement; and

2.                                       The ASA Delta Connection Agreement.

B.                                     The parties hereby covenant and agree, to the extent not already in effect, promptly after the Effective Date, to execute and deliver the following additional document in connection with this Agreement: A Free and Reduced Rate Travel Agreement between Delta and SKYW as mutually agreed upon among the parties.

ARTICLE 29.  SKYW RIGHTS UNDER ASA DELTA CONNECTION AGREEMENT.

Notwithstanding anything contained herein or in the ASA Delta Connection Agreement, SKYW shall have the right to exercise the rights of first refusal described in Section 11(D) of the ASA Delta Connection Agreement.

[remainder of page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement by their undersigned duly authorized representatives:

SkyWest Airlines, Inc.	Delta Air Lines, Inc.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A

The Aircraft

[***]

EXHIBIT B

The Costs Model

Annual Rate Plan - 2005

[***]

Schedule 10

MIMIMUM PERFORMANCE REQUIREMENTS

[***]